Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kerri Thurston	Ted Gartner
Phone | 93/397-8200	Phone | 93/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin Reports Record Third Quarter Revenues with Strong Operating Margin and Increased Market Share

Cayman Islands/October 29, 2008/PR Newswire

Garmin Ltd. (Nasdaq: GRMN - news) today announced third quarter results for the period ended September 27, 2008.

Third Quarter 2008 Financial highlights:

•	Total revenue of $870 million, up 19% from $729 million in third quarter 2007
•	Automotive/Mobile segment revenue increased 21% to $626 million in third quarter 2008
•	Outdoor/Fitness segment revenue increased 35% to $119 million in third quarter 2008
•	Aviation segment revenue increased 9% to $81 million in third quarter 2008
•	Marine segment revenue decreased 8% to $44 million in third quarter 2008
•	North America and Europe continued to experience growth:
•	North America revenue was $585 million compared to $454 million, up 29%
•	Europe revenue was $247 million compared to $227 million, up 9%
•	Asia revenue was $38 million compared to $48 million, down 21%
•	Gross margin of 44.3% compared to 45.8% in second quarter 2008 and 46.9% in third quarter 2007
•	Operating margin of 24.6% compared to 26.2% in second quarter 2008 and 29.4% in third quarter of 2007
•	Diluted earnings per share of $0.82 compared to $0.88 in third quarter 2007; excluding foreign exchange, EPS was $0.87 compared to $0.89 in the same quarter in 2007.

Year-to-Date 2008 Financial highlights:

•	Total revenue of $2.45 billion, up 25% from $1.96 billion in year-to-date 2007
•	Automotive/Mobile segment revenue increased 27% to $1.71 billion in year-to-date 2008
•	Outdoor/Fitness segment revenue increased 37% to $308 million in year-to-date 2008
•	Aviation segment revenue increased 14% to $256 million in year-to-date 2008
•	Marine segment revenue was flat at $171 million in year-to-date 2008
•	All geographic areas experienced growth:
•	North America revenue was $1.57 billion compared to $1.23 billion, up 28%
•	Europe revenue was $764 million compared to $631 million, up 21%
•	Asia revenue was $109 million compared to $101 million, up 8%
•
Diluted earnings per share increased 7% to $2.68 from $2.50 in year-to-date 2007; excluding foreign exchange, EPS increased 10% to $2.74 from $2.48 in year-to-date 2007. Year-to-date EPS includes $0.27 related to a gain of $72 million from the tender of our Tele Atlas N.V. shares.

Business highlights:

•	Sustained revenue growth in our automotive/mobile, aviation, and outdoor/fitness segments put them on track for strong revenue growth again in 2008.
•	3.9 million units sold in the third quarter of 2008, up 43% from the same quarter in 2007; 10.6 million units sold year-to-date, an increase of 56% from the same period in 2007.
•	Moderated pricing declines allowed us to post better than expected margins in the automotive/mobile segment.
•	Introduced the holiday product line-up including products in the nüvi® 2x5 and nüvi® 7x5 series offering free lifetime traffic alerts from NAVTEQ Traffic.
•	Achieved FAA certification of the revolutionary G600 avionics suite for the retrofit and forward-fit avionics markets.
•	Introduced new line of VHF marine radios and a marine wind sensor.
•
Completed the acquisition of our Austrian and Portuguese distributors and announced our intent to acquire our distributor in Sweden. These activities are part of our ongoing efforts to further improve our market share and operating efficiencies in Europe.

•	Repurchased 8.2 million shares in the third quarter.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“We are experiencing challenging macroeconomic conditions, yet Garmin’s products continued to attract consumers, generating revenue growth and allowing us to expand our global leadership position in the industry during the third quarter. While most of our segments continue to grow, we are cognizant of the continued economic slowdown and business climate. As such, we are actively taking steps to manage our business appropriately. These include scaling our operations to better match current business conditions and changes to inventory planning that will allow us to reduce inventory levels by approximately $150 million by the end of the year. In addition, we will be more focused in our advertising spending as the economy and PND market change.

The strength of our product line-up in the automotive/mobile segment is unsurpassed and we were excited to introduce the new holiday products including the updates to our popular nüvi® 2x5 and nüvi® 7x5 series. These products deliver free lifetime traffic to the consumer through advertising sponsorships which is a first for the industry. The latest nüvi® 7x5 products also deliver lane assist which provides drivers with a clear illustration of what lies ahead on their route and 3-D views of buildings in some areas which further enhances the consumer experience.

Revenue in our outdoor/fitness segment continued to grow rapidly when compared to the year ago quarter due to the strength of our product line-up and an expanding fitness market. Specific growth drivers include the Colorado™ series, the Forerunner® 405, the Edge® 705, and the Oregon™ series, which was just released in the third quarter. We believe this category will continue to perform well during the holidays due to the gift appeal of both the outdoor and fitness products.

Our aviation segment continued to drive growth in the business during the quarter, though at a slower rate due to challenging macroeconomic conditions. Revenue contribution from our newly certified G600 and shipments of integrated cockpits to our new OEM partners, namely Cirrus and Embraer, have offset the slowdown in demand for portable and retrofit products and production cuts from our existing base of OEM partners.

Our marine segment saw declining revenue for the second straight quarter on a year-over-year basis due to the severe impact on this industry of macroeconomic conditions and high fuel prices. However, we continue to focus on innovation and on delivering a full suite of products to marine OEMs, including our new GHP10 autopilot which just recently began shipping and the VHF radios that were announced this month. Garmin’s diverse business composition allows us to endure the downturn in the boating industry while still making appropriate levels of research and development investment for the future.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“We were pleased with our financial results which were in-line with our expectations, as well as the overall demand for Garmin’s products during the third quarter given the economic conditions facing consumers,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our revenue grew 19% during the quarter. Excluding the impact of foreign currency exchange, EPS for the quarter fell $0.02, from $0.89 to $0.87.

Gross margin for the overall business remained solid in the third quarter at 44.3%, a 150 basis point decline sequentially that can be primarily attributed to the weakening of the Euro against the US dollar. The automotive/mobile segment gross margin continued to be sound at 38% as PND pricing declines moderated and we continued to get benefit from material cost reductions and improved operating efficiencies. Gross margin for the aviation and outdoor/fitness segments remained on target when compared to our long-term targets at 65% and 63%, respectively. The gross margin for the marine segment fell to 49% as we entered into a slower marine season. We continue to believe that a 55% gross margin is a sustainable target for the marine segment long-term.

Operating margin fell 480 basis points from the year-ago quarter.  The primary driver of year-over-year growth in operating expenses is the acquired European distributors but we plan to gain some operating leverage during fourth quarter as sales grow during the holiday season.

We also generated $202 million of free cash flow in the third quarter of 2008, resulting in a cash and marketable securities balance of just over $850 million at the end of the quarter. This equates to $4.12 of cash per basic share outstanding. This level of liquidity, along with our debt-free balance sheet, is an important competitive advantage in the current environment.”

Fiscal 2008 Outlook

While we believe Garmin is offering the most compelling and competitive products in the marketplace, we also recognize that some markets are slowing in these difficult economic times. Due to the continued deterioration of the economic conditions, its impact on consumers worldwide, and the continued weakening of the Euro against the US dollar, we are revising our full-year guidance.

•
We anticipate overall revenue to be $3.6 billion in 2008, and earnings per share of $3.78 (excluding the effects of foreign currency translation) including the $0.27 related to the tender of our Tele Atlas N.V. shares.

•
We anticipate annual segment revenue growth rates for our automotive/mobile, outdoor/fitness, and aviation segments to be 13%, 25%, and 7%, respectively. We continue to believe that marine segment revenues will be flat in 2008.

•	We anticipate operating margins to be approximately 24% for the full year 2008.
•	We anticipate our 2008 full year effective tax rate to be approximately 19%, up from 12% in 2007.

Nüvifone Update

Development of the nüvifone is on target for a first half of 2009 launch. We have signed letters of intent or agreements with certain carriers which we expect will lead to carrier lab entry in early 2009. We do not plan any specific announcements until closer to the launch date.

Share Repurchase Program

During the third quarter, Garmin was able to repurchase 8.2 million shares. The shares represented those authorized by the board of directors in June 2008. This leaves an additional 0.2 million shares of the 10 million approved in June 2008 to be repurchased. In addition, on October 22, the board of directors’ authorized the Company to repurchase up to $300M of the company’s shares as market and business conditions warrant through December 31, 2009. The repurchases may be made from time to time on the open market at prevailing market prices, in negotiated transactions off the market, or pursuant to a Rule 10b5-1 plan adopted by the Company which permits the Company to repurchase its shares during periods in which the Company may be in possession of material non-public information or self-imposed insider trading blackout periods. The company continues to view the stock repurchase as an appropriate use of cash given the long-term growth prospects of the company, ongoing free cash flow generation and the need to maintain adequate cash reserves for strategic acquisitions.

Non-GAAP Measures

Net income (earnings) per share, excluding foreign currency

Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to net income per share excluding the impact of foreign currency translation gain or loss.

Garmin Ltd. And Subsidiaries
Net income per share, excluding FX
(in thousands, except per share information)

	13-Weeks Ended		39-weeks Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Net Income (GAAP)	$171,244	$193,507	$575,115	$547,744
Foreign currency (gain) / loss, net of tax effects (1)	$10,322	$3,151	$12,653	($3,036)
Net income, excluding FX	$181,566	$196,658	$587,768	$544,708

Net income per share (GAAP):
Basic	$0.83	$0.89	$2.71	$2.53
Diluted	$0.82	$0.88	$2.68	$2.50

Net income per share, excluding FX:
Basic	$0.88	$0.91	$2.77	$2.52
Diluted	$0.87	$0.89	$2.74	$2.48

Weighted average common shares outstanding:
Basic	206,634	216,773	212,299	216,456
Diluted	208,107	220,644	214,252	219,482

(1) Excludes the FX related to the tender of our Tele Atlas N.V. shares

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
(in thousands)

	13-Weeks Ended		39-weeks Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Net cash provided by operating activities	$232,522	$133,766	$512,703	$555,905
Less: purchases of property and equipment	($30,563)	($16,873)	($110,480)	($128,893)
Free Cash Flow	$201,959	$116,893	$402,223	$427,012

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When: Wednesday, October 29, 2008 at 11:00 a.m. Eastern
Where: http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How: Simply log on to the web at the address above or call to listen in at
800-891-6383.
Contact: investor.relations@garmin.com

A phone recording will be available for five business days following the earnings call and can be accessed by dialing 800-642-1687 or (706) 645-9291 and utilizing the access code 67156061. An archive of the live webcast will be available until November 28, 2008 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2008, the Company’s expected segment revenue growth rate, margins, the number of new products to be introduced in 2008 and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 29, 2007 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2007 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 - most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin, nüvi, Edge and Forerunner are registered trademarks, and nüvifone, Oregon, Colorado and GHP are trademarks of Garmin Ltd. or its subsidiaries.

All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	(Unaudited)
	September 27,	December 29,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$521,540	$707,689
Marketable securities	18,048	37,551
Accounts receivable, net	678,750	952,513
Inventories, net	698,927	505,467
Deferred income taxes	87,109	107,376
Prepaid expenses and other current assets	32,204	22,179

Total current assets	2,036,578	2,332,775

Property and equipment, net	453,419	374,147

Marketable securities	309,492	386,954
Restricted cash	1,452	1,554
Licensing agreements, net	6,483	14,672
Other intangible assets, net	207,889	181,358

Total assets	$3,015,313	$3,291,460

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$217,122	$341,053
Salaries and benefits payable	41,633	31,696
Accrued warranty costs	81,291	71,636
Other accrued expenses	154,102	280,603
Income taxes payable	50,994	76,895
Dividend payable	151,900	-

Total current liabilities	697,042	801,883

Deferred income taxes	11,298	11,935
Non-current taxes	166,075	126,593
Other liabilities	1,058	435

Stockholders' equity:
Common stock, $0.005 par value, 1,000,000,000 shares authorized:
Issued and outstanding shares - 202,533,000 as of September 27, 2008 and 216,980,000 as of December 29, 2007	1,511	1,086
Additional paid-in capital	0	132,264
Retained earnings	2,139,214	2,171,134
Accumulated other comprehensive income	(885)	46,130

Total stockholders' equity	2,139,840	2,350,614
Total liabilities and stockholders' equity	$3,015,313	$3,291,460

See accompanying notes.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Net sales	$870,355	$728,673	$2,445,830	$1,963,298

Cost of goods sold	484,716	386,822	1,322,948	1,009,028

Gross profit	385,639	341,851	1,122,882	954,270

Selling, general and administrative expense	118,527	87,060	341,380	248,358
Research and development expense	52,749	40,634	155,904	111,863
	171,276	127,694	497,284	360,221

Operating income	214,363	214,157	625,598	594,049

Other income (expense):
Interest income	8,770	11,798	26,830	31,997
Foreign currency	(12,744)	(3,626)	4,818	3,493
Gain on sale of equity securities	0	-	50,949	-
Other	1,023	297	1,824	631
	(2,951)	8,469	84,421	36,121

Income before income taxes	211,412	222,626	710,019	630,170

Income tax provision	40,168	29,119	134,904	82,426

Net income	$171,244	$193,507	$575,115	$547,744

Net income per share:
Basic	$0.83	$0.89	$2.71	$2.53
Diluted	$0.82	$0.88	$2.68	$2.50

Weighted average common shares outstanding:
Basic	206,634	216,773	212,299	216,456
Diluted	208,107	220,644	214,252	219,482

See accompanying notes.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	39-Weeks Ended
	September 27,	September 29,
	2008	2007
Operating Activities:
Net income	$575,115	$547,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	33,797	22,786
Amortization	20,823	18,803
Loss (gain) on sale of property and equipment	(243)	71
Provision for doubtful accounts	4,289	3,467
Deferred income taxes	28,623	(1,157)
Foreign currency transaction gains/losses	11,266	3,232
Provision for obsolete and slow moving inventories	29,439	21,502
Stock compensation expense	28,815	8,830
Realized gains on marketable securities	(50,884)	0
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	302,012	(90,497)
Inventories	(196,471)	(234,920)
Other current assets	(977)	4,510
Accounts payable	(175,715)	117,034
Other current and non-current liabilities	(95,588)	147,608
Income taxes payable	1,593	9,486
Purchase of licenses	(3,191)	(22,594)
Net cash provided by operating activities	512,703	555,905

Investing activities:
Purchases of property and equipment	(110,480)	(128,893)
Proceeds from sale of property and equipment	8	4
Purchase of intangible assets	(4,061)	(2,481)
Purchase of marketable securities	(366,336)	(983,716)
Redemption of marketable securities	444,102	1,141,431
Change in restricted cash	106	(56)
Acquisitions, net of cash acquired	(50,497)	(84,126)
Net cash used in investing activities	(87,158)	(57,837)

Financing activities:
Proceeds from issuance of common stock	7,703	15,358
Stock repurchase	(624,688)	-
Dividends	0	(162,531)
Payments on long term debt	-	(218)
Tax benefit related to stock option exercise	2,309	15,776
Net cash used in financing activities	(614,676)	(131,617)

Effect of exchange rate changes on cash and cash equivalents	2,982	(25)

Net (decrease)/increase in cash and cash equivalents	(186,149)	366,428
Cash and cash equivalents at beginning of period	707,689	337,321
Cash and cash equivalents at end of period	$521,540	$703,749

See accompanying notes.

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended September 27, 2008

Net sales	$118,614	$44,048	$626,506	$81,187	$870,355
Gross profit	$74,487	$21,714	$236,339	$53,099	$385,639
Operating income	$52,136	$10,606	$124,359	$27,262	$214,363

13-Weeks Ended September 29, 2007

Net sales	$87,747	$47,659	$518,939	$74,328	$728,673
Gross profit	$46,553	$25,170	$221,148	$48,980	$341,851
Operating income	$30,178	$15,623	$141,855	$26,501	$214,157

39-Weeks Ended September 27, 2008

Net sales	$308,255	$171,232	$1,710,248	$256,095	$2,445,830
Gross profit	$179,834	$94,296	$675,953	$172,799	$1,122,882
Operating income	$116,892	$52,510	$361,190	$95,006	$625,598

39-Weeks Ended September 29, 2007

Net sales	$225,437	$170,433	$1,343,460	$223,968	$1,963,298
Gross profit	$123,616	$92,704	$591,400	$146,550	$954,270
Operating income	$79,986	$60,033	$370,448	$83,582	$594,049